Exhibit 99.2
FIRST AMENDMENT TO THE
LOANDEPOT, INC.
2021 OMNIBUS INCENTIVE PLAN
WHEREAS, loanDepot, Inc., a Delaware corporation (the “Company”) maintains the loanDepot, Inc. 2021 Omnibus Incentive Plan (the “Plan”); and
WHEREAS, pursuant to Article XIII of the Plan, the Board may amend the Plan, subject to any requirement for approval by the holders of Common Stock in accordance with applicable law imposed by applicable law.
NOW, THEREFORE, pursuant to its authority under Article XIII of the Plan, the Board hereby amends the Plan as follows, effective as of April 20, 2022 (the “Amendment Effective Date”), subject to approval of the stockholders of the Company:

1.    Section 4.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a)     The aggregate number of shares of Common Stock with respect to which Awards may be granted under the Plan shall initially be equal to 27,147,880~~16,250,000~~ shares (subject to any increase or decrease pursuant to Section 4.2), which amount shall be increased on the first day of each fiscal year during the term of the Plan commencing with the 2023~~2~~ fiscal year by (i) 2% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (ii) a lesser amount determined by the Board. The shares of Common Stock with respect to which awards may be granted under the Plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be ~~16,250,000~~27,147,880 shares. With respect to Stock Appreciation Rights and Options settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant shall count against the aggregate and individual share limitations set forth under Sections 4.1(b) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If any shares of Common Stock are withheld to satisfy tax withholding obligations on an Award issued under the Plan, the number of shares of Common Stock withheld shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.”

2.    This First Amendment shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

3.    All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the loanDepot, Inc. 2021 Omnibus Incentive Plan as of the Amendment Effective Date.
    LOANDEPOT, INC.
    By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Financial Officer

Signature Page to
First Amendment to the
loanDepot, Inc.
2021 Omnibus Incentive Plan